Exhibit 2.1

CONTRIBUTION AGREEMENT
by and among
WESTERN GAS RESOURCES, INC.
WGR HOLDINGS, LLC
WGR ASSET HOLDING COMPANY LLC
WESTERN GAS HOLDINGS, LLC
WES GP, INC.
as Contributing Parties
and
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
WESTERN GAS OPERATING, LLC
WGR OPERATING, LP
as Recipient Parties
and, for certain limited purposes,
ANADARKO PETROLEUM CORPORATION
Covering the Contribution of
a 100% membership interest in Kerr-McGee Gathering LLC
Dated as of July 30, 2010

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Disclosure Schedules

Schedule 4.4	- Preference Rights and Transfer Requirements
Part 1 — Contracts
Part 2 — Surface Contracts
Schedule 4.5	- Contributing Party Litigation
Schedule 4.6(a)	- Title to KMGG Interest
Schedule 4.6(b)	- Title to KMGG Assets
Part 1 — Exceptions

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Part 2 — Material KMGG Surface Contracts
Schedule 4.7(a)	- Tax Matters Relating to KMGG
Schedule 4.8	- Compliance With Laws
Schedule 4.9	- Environmental Matters
Schedule 4.11	- KMGG Permits
Schedule 4.12	- KMGG Contract Matters
Part 1 — All Material Contracts
Part 2 — Exceptions
Schedule 4.14	- Obligations Relating to KMGG
Schedule 4.15	- Bonds, Letters of Credit and Guarantees
Schedule 4.16	- Absence of Certain Changes
Schedule 4.17	- Sufficiency of the Assets
Schedule 4.19	- Outstanding KMGG Capital Commitments
Schedule 4.20	- Insurance
Schedule 5.4	- Recipient Party Litigation
Exhibits

Exhibit A	Description of Fort Lupton Plant
Exhibit B	Description of Wattenberg Gathering System
Exhibit C	Description of KMGG Assets
Exhibit D	Form of KMGG Interest Contribution Agreement
Exhibit E	Form of Partnership Agreement Amendment
Exhibit F	Form of Omnibus Agreement Amendment
Exhibit G	Hedging Arrangements

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT, dated as of July 30, 2010 (the “Agreement”), is made and entered into by and among Western Gas Resources, Inc., a Delaware corporation (“WGR”), WGR Asset Holding Company LLC, a Delaware limited liability company (“WGRAH”), WGR Holdings, LLC, a Delaware limited liability company (“WGR Holdings”), Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”), WES GP, Inc. (“WES GP” and, together with the General Partner, WGR, WGRAH and WGR Holdings, the “Contributing Parties”), and Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Operating, LLC, a Delaware limited liability company (“Western Gas Operating”), and WGR Operating, LP, a Delaware limited partnership (the “Operating Partnership”, and, together with the Partnership, the General Partner and Western Gas Operating, the “Recipient Parties”). The Contributing Parties and Recipient Parties are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” In addition, Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), is a party to this Agreement for the limited purposes set forth in Article II, Section 3.5, Article IV, Section 6.5, Article VIII, Article IX and Article XI and is a “Party” under this Agreement solely to that extent.
RECITALS
     WHEREAS, WGR owns all of the equity interests in WGRAH and WGR Holdings, each of which is a disregarded entity for U.S. federal income tax purposes;
     WHEREAS, WGRAH owns all of the KMGG Interest (as defined herein);
     WHEREAS, WGR Holdings owns 99% of the equity interests in the General Partner, which is a partnership for U.S. federal income tax purposes;
     WHEREAS, WGR Holdings owns all of the equity interests in WES GP, which is a corporation for federal income tax purposes;
     WHEREAS, WES GP owns 1% of the equity interests in the General Partner;
     WHEREAS, WGR Holdings is a limited partner of the Partnership;
     WHEREAS, the General Partner is the sole general partner of the Partnership;
     WHEREAS, the Partnership owns all of the equity interests in Western Gas Operating, which is a disregarded entity for U.S. federal income tax purposes;
     WHEREAS, the Partnership is the sole limited partner and Western Gas Operating is the sole general partner of the Operating Partnership;
     WHEREAS, WGRAH desires to distribute the KMGG Interest to WGR and WGR desires to acquire the same;

     WHEREAS, WGR desires to contribute the KMGG Interest to WGR Holdings and WGR Holdings desires to acquire the same;
     WHEREAS, WGR Holdings desires to contribute an undivided interest in the KMGG Interest to WES GP, and WES GP desires to acquire such undivided interest;
     WHEREAS, WES GP desires to contribute such undivided interest in the KMGG Interest to the General Partner, and the General Partner desires to acquire such undivided interest;
     WHEREAS, WGR Holdings desires to contribute an undivided interest in the KMGG Interest to the General Partner, and the General Partner desires to acquire such undivided interest;
     WHEREAS WGR Holdings and the General Partner desire to contribute all of the undivided interests in the KMGG Interest to the Partnership for the consideration described herein, and the Partnership desires to acquire such undivided interests for such consideration;
     WHEREAS, the Partnership desires to contribute an undivided interest in the KMGG Interest to Western Gas Operating, and Western Gas Operating desires to acquire such undivided interest;
     WHEREAS, the Partnership and Western Gas Operating desire to transfer all of the undivided interests in the KMGG Interest to the Operating Partnership, and the Operating Partnership desires to acquire such undivided interests; and
     WHEREAS, in order to avoid multiple conveyances of the KMGG Interest, each of the Parties entitled to receive an interest in the KMGG Interest agrees that WGRAH will be instructed to convey such interest to any Party to which it is required to make such a conveyance, with the result that WGRAH will execute and deliver a document to convey the KMGG Interest directly to the Operating Partnership.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (i) with respect to each of the Anadarko Entities and the Contributing Parties, the term “Affiliate” shall exclude the Partnership Entities, (ii) with respect to each of the Partnership Entities and the Recipient Parties, the term “Affiliate” shall exclude the Anadarko Entities, and (iii) KMGG shall be deemed to be an Affiliate of the Anadarko Entities and the Contributing Parties before the Closing Date and an Affiliate of the Partnership Entities and the Recipient Parties on and after the Closing Date.

     “Accounting Time” has the meaning set forth in Section 3.5(a).
     “Aggregate Consideration” has the meaning set forth in Section 9.8(a).
     “Agreement” has the meaning set forth in the preamble.
     “Anadarko” has the meaning set forth in the preamble.
     “Anadarko Entities” means Anadarko and any other Person Controlled by Anadarko other than the Partnership Entities.
     “Anadarko Indemnified Parties” has the meaning set forth in Section 9.2.
     “Ancillary Documents” means, collectively, the Recipient Party Ancillary Documents and the Contributing Party Ancillary Documents.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “Cash Consideration” means $473,100,000.00.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended and as interpreted by the applicable Treasury Regulations thereunder.
     “COGCC” has the meaning set forth in Section 9.3(c).
     “Consent Decree” has the meaning set forth in Section 9.3(g).
     “Contributing Parties” has the meaning set forth in the preamble.
     “Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by any Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
     “Contributing Party Closing Certificate” has the meaning set forth in Section 7.2(c).
     “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling” and “Controlled” have correlative meanings.
     “Deductible” has the meaning set forth in Section 9.8(a).
     “Effective Time” has the meaning set forth in Section 3.1.

     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).
     “Fort Lupton Plant” means the Fort Lupton natural gas processing plant (including all appurtenances thereto), which plant is more specifically described on Exhibit A.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “General Partner” has the meaning set forth in the preamble.
     “Governmental Entity” means any Federal, state, local, municipal or foreign court or governmental agency, authority or instrumentality or regulatory body having jurisdiction.
     “GP Consideration” means 21,392 general partner units of the Partnership.
     “Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant,

contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Hedging Arrangements” means the hedging arrangements substantially in the form of Exhibit G.
     “Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
     “Indemnified Party” means any Person entitled to indemnification in accordance with Article IX.
     “Indemnifying Party” means any Person from whom indemnification is required in accordance with Article IX.
     “Indemnity Claim” has the meaning set forth in Section 9.4.
     “Keep Whole Contract” means that Gas Processing Agreement, dated as of August 1, 1997, by and between Amoco Production Company, in its capacity as a producer, and Amoco Production Company, in its capacity as operator of the Wattenberg Gas Processing Plant, as amended through the date of this Agreement.
     “KMGG” means Kerr-McGee Gathering LLC, a Colorado limited liability company, the name of which will remain unchanged immediately following the consummation of the transactions contemplated by this Agreement.
     “KMGG Asset Required Consents” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which was required to be obtained, made or complied with for or in connection with any sale, assignment or transfer to KMGG of any KMGG Asset or any KMGG Surface Contract (or any interest in any of them), and such required consent, approval, authorization, permit, filing or notification has not been obtained, made or complied with prior to Closing.
     “KMGG Assets” means the Wattenberg Gathering System and the Fort Lupton Plant and the other assets owned, held, used or held for use by KMGG, which other assets are more specifically described on Exhibit C.
     “KMGG Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which KMGG or any of its properties or assets are bound, or that relate to or are otherwise applicable to KMGG or the KMGG Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of the KMGG, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to KMGG or any of its properties or assets).
     “KMGG Interest” means 100% of the limited liability company interests in KMGG.
     “KMGG LLC Agreement” means the limited liability company agreement of KMGG dated July 1, 2009.
     “KMGG Permits” has the meaning set forth in Section 4.11.
     “KMGG Surface Contracts” means all easements, KMGG Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with KMGG or the KMGG Assets, including those identified on Schedule 4.6(b).
     “Knowledge” and any variations thereof or words to the same effect means: (i) with respect to the Contributing Parties, the actual knowledge of (a) the officers of the Contributing Parties and their respective Affiliates and (b) the employees of Contributing Parties who have responsibility for KMGG and who have the title of Midstream General Manager or Midstream Commercial Development Regional Manager; and (ii) with respect to the Recipient Parties, the actual knowledge of the officers of Recipient Parties and their respective Affiliates.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “Material Adverse Effect” means any effect that is material and adverse to the ownership, operation, value, properties, assets, liabilities, financial condition, results of operations, or business (as currently operated) of (a) KMGG, the KMGG Assets or the KMGG Interest or (b) the Fort Lupton Plant or the Wattenberg Gathering System or the assets related thereto, or the Contributing Parties’ interest therein; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from the announcement of entering into this Agreement or of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic or financial conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) unless such effect disproportionately affects

KMGG, the KMGG Interest or the Wattenberg Gathering System, as applicable, relative to such industry, and (iv) any effect resulting from a change in Laws.
     “Omnibus Agreement” means the Omnibus Agreement dated as of May 14, 2008 among the Partnership, the General Partner and Anadarko, as amended through the date of this Agreement.
     “Omnibus Agreement Amendment” means an instrument substantially in the form set forth on Exhibit F.
     “Operating Costs” means all invoices, costs, expenses, disbursements and payables (as determined in accordance with GAAP consistent with past practices) attributable to the operation (but not the ownership) of the KMGG Assets in the ordinary course of business and regularly invoiced to KMGG. For clarity, Operating Costs do not include, without limitation, all invoices, costs, expenses, disbursements, payables or Losses directly or indirectly arising out of, resulting from or attributable to: (i) actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; negligence, misconduct or failure to operate properly; other torts; private rights of action given under any Law; violation of any Law; or breach or violation of contract, agreement or duty; (ii) obligations to abandon, dismantle, remediate or remove pipelines or facilities; (iii) calamity, natural disaster, casualty, fire, explosion, weather or condemnation; (iv) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of, resulting from or attributable to any of the foregoing; (v) any claims for any of the foregoing or for indemnification, contribution, reimbursement or similar matters with respect to invoices, costs, expenses, disbursements, payables or Losses of the type described in clauses (i) through (iv), whether such claims are made pursuant to contract or otherwise; (vi) matters similar to those described in clauses (i) through (v); and (vii) other matters outside the ordinary course of business or related to the ownership of the KMGG Assets.
     “Operating Partnership” has the meaning set forth in the preamble.
     “Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Partnership” has the meaning set forth in the preamble.
     “Partnership Agreement Amendment” means an instrument substantially in the form set forth on Exhibit E.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as such agreement is amended and in effect on the date of this Agreement.
     “Partnership Debt” has the meaning set forth in Section 2.3.
     “Partnership Entities” means the General Partner and each member of the Partnership Group.

     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Partnership Indemnified Parties” has the meaning set forth in Section 9.3.
     “Party” and “Parties” have the meanings set forth in the preamble.
     “Percentage of Proceeds Contract” means that Gas Processing Agreement, dated as of November 16, 1990 by and between HS Resources, Inc., as producer, and Amoco Production Company, as plant operator, as amended through the date of this Agreement.
     “Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlords’, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, and (iii) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the KMGG Assets or KMGG.
     “Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Plant Accounting Agreement” means that Gas Processing and Plant Accounting Agreement, dated March 5, 1993, by and between KN Front Range Gathering Company and Amoco Production Company, as amended through the date of this Agreement.
     “Preference Right” means any right or agreement that enables any Person to purchase or acquire the KMGG Interest or any properties or assets of KMGG (or any interest in or portion of any of them) as a result of or in connection with (i) the sale, assignment or other transfer of the KMGG Interest or any properties or assets of KMGG (or any interest in or portion of any of them) or (ii) the execution or delivery of this Agreement or the consummation or performance of this Agreement or the transactions contemplated hereby.
     “Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
     “Recipient Parties” has the meaning set forth in the preamble.
     “Recipient Party Closing Certificate” has the meaning set forth in Section 7.3(b).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

     “Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of October 29, 2009, by and among the Partnership, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and DnB NOR Bank ASA, as Syndication Agents, the Bank of Nova Scotia and BNP Paribas, as Documentation Agents and the Lenders party thereto.
     “Securities Act” means the Securities Act of 1933.
     “Special Committee” has the meaning set forth in the Partnership Agreement.
     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Tax” or “Taxes” means (i) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.

     “Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.
     “Term Loan Agreement” means the Term Loan Agreement to be dated as of the Closing Date, by and among the Partnership and Wells Fargo Bank, National Association, as Administrative Agent and the lenders party thereto.
     “Termination Date” has the meaning set forth in Section 8.1(a)(ii).
     “TPH” has the meaning set forth in Section 4.22.
     “Transfer Requirements” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the KMGG Interest.
     “Treasury Regulations” has the meaning set forth in Section 2.3.
     “Unit Consideration” means 1,048,196 common units of the Partnership.
     “Wattenberg Gathering System” means the gas gathering system (including all appurtenances thereto), which is more specifically described on Exhibit B.
     “Wattenberg Plant” means the Wattenberg Gas Processing Plant located in Section 32, Township 3S, Range 65W, Adams County, Colorado.
     “WES GP” has the meaning set forth in the preamble.
     “Western Gas Operating” has the meaning set forth in the preamble.
     “WGR” has the meaning set forth in the preamble.
     “WGR Holdings” has the meaning set forth in the preamble.
     “WGRAH” has the meaning set forth in the preamble.
     Section 1.2 Rules of Construction.
     (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,”

“hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
     (c) It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
     (d) The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day without interest.
     (h) Any reference to a Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.
ARTICLE II
CONTRIBUTION; CLOSING
     Section 2.1 Contribution of the KMGG Interest. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, WGRAH shall contribute, assign, transfer and convey (or cause to be contributed, assigned, transferred and conveyed) to the Operating Partnership, and the Operating Partnership shall accept contribution of, the KMGG Interest pursuant to the KMGG Interest Contribution Agreement and in accordance with Section 2.4.
     Section 2.2 Consideration. In consideration for the contribution of the KMGG Interest, the Partnership shall (i) distribute to WGR Holdings at Closing the Cash Consideration, (ii) issue to WGR Holdings at Closing the Unit Consideration and (iii) issue to the General Partner the GP Consideration.
     Section 2.3 Borrowing by the Partnership; Tax Treatment of Cash Consideration. Immediately prior to the Closing, the Partnership shall borrow $450,000,000.00 of the Cash Consideration under the Term Loan Agreement, the Revolving Credit Agreement, or both (the

“Partnership Debt”). The Parties intend that (i) the distribution of the Cash Consideration to WGR Holdings shall be made first out of proceeds of the Partnership Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”); (ii) WGR’s share of the Partnership Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Partnership Debt; and (iii) the distribution of the Cash Consideration to WGR Holdings in excess of amounts distributed out of proceeds of the Partnership Debt shall be made to reimburse WGR Holdings for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such distribution does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations. The Parties agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Partnership Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.
     Section 2.4 Contemplated Legal Steps. To avoid multiple state law conveyances of the KMGG Interest, each Party entitled to receive an interest in the KMGG Interest pursuant to this Section 2.4 agrees that WGRAH is instructed to convey such interests to each successive Party such that WGRAH will convey ownership of the KMGG Interest directly to the Operating Partnership in a single state law conveyance, which shall accomplish the following discrete transfers:
     (a) WGRAH distributes the KMGG Interest to WGR;
     (b) WGR contributes the KMGG Interest to WGR Holdings;
     (c) WGR Holdings contributes an undivided interest in the KMGG Interest to the General Partner where:
     (i) The undivided interest transferred by WGR Holdings to the General Partner is equal to 1.98% of “Net Equity”; and
     (ii) “Net Equity” is an amount equal to the gross fair market value of the KMGG Interest minus the Cash Consideration to be distributed to WGR Holdings pursuant to Section 2.2;
     (d) WGR Holdings contributes an undivided interest in the KMGG Interest to WES GP equal to 0.02% of Net Equity;
     (e) WES GP contributes an undivided interest in the KMGG Interest to the General Partner equal to 0.02% of Net Equity;
     (f) WGR Holdings and the General Partner contribute their respective undivided interests in the KMGG Interest to the Partnership such that:
     (i) The General Partner receives an increased general partner capital account and the GP Consideration; and

     (ii) WGR Holdings receives the Cash Consideration and the Unit Consideration;
     (g) The Partnership conveys an undivided 0.01% interest in the KMGG Interest to Western Gas Operating; and
     (h) The Partnership and Western Gas Operating convey their undivided interests in the KMGG Interest to the Operating Partnership in exchange for increased capital accounts.
ARTICLE III
CLOSING
     Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as Recipient Parties and Contributing Parties may mutually determine (the “Closing Date”), subject to the rights of the Parties under Article VIII; provided, however, that after the Closing has occurred, unless otherwise agreed by the Parties, the Closing shall be deemed to have been consummated at 12:01 a.m. Houston, Texas time on the Closing Date (the “Effective Time”).
     Section 3.2 Deliveries by the Contributing Parties. At the Closing, the Contributing Parties will deliver (or cause to be delivered) the following:
     (a) A counterpart to the KMGG Interest Contribution Agreement, duly executed by the applicable Contributing Party or Contributing Parties;
     (b) The Contributing Party Closing Certificate, duly executed by an officer of Anadarko;
     (c) A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that each applicable Contributing Party is not a foreign person within the meaning of Section 1445(f)(3) of the Code;
     (d) A counterpart to the Partnership Agreement Amendment, duly executed by the General Partner;
     (e) A counterpart to the Omnibus Agreement Amendment, duly executed by Anadarko and the General Partner;
     (f) A counterpart to the Hedging Arrangements, duly executed by the appropriate Contributing Parties; and

     (g) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 3.3 Deliveries by the Recipient Parties. At the Closing, the Recipient Parties will deliver (or cause to be delivered) the following:
     (a) The Cash Consideration, by wire transfer to an account specified by WGR;
     (b) The Unit Consideration, by issuance of a certificate reflecting the issuance of such common units to WGR Holdings, by instruction to the Partnership’s transfer agent or otherwise;
     (c) The GP Consideration, by issuance of a certificate reflecting the issuance of such general partner units to the General Partner;
     (d) A counterpart to the KMGG Interest Contribution Agreement, duly executed by the applicable Recipient Party or Recipient Parties;
     (e) The Recipient Party Closing Certificate, duly executed by an officer of the General Partner;
     (f) A counterpart to the Omnibus Agreement Amendment, duly executed by the Partnership;
     (g) A counterpart to the Hedging Arrangements, duly executed by the appropriate Recipient Parties; and
     (h) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 3.4 Closing Costs; Transfer Taxes and Fees.
     (a) Allocation of Costs. The Contributing Parties shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the KMGG Interest (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the KMGG Interest.
     (b) Reimbursement. If any Recipient Party, on the one hand, or any Contributing Party, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

     Section 3.5 Receipts and Credits.
     (a) Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the KMGG Assets (as determined in accordance with GAAP consistent with past practices) (i) for all periods of time at, from and after 12:01 a.m. Houston, Texas time on the first day of July 2010 (the “Accounting Time”), shall be the sole property and entitlement of KMGG, and, to the extent received by any Contributing Party or one of its Affiliates, shall be promptly accounted for and transmitted to KMGG and (ii) for all periods of time prior to the Accounting Time, shall be the sole property and entitlement of the Contributing Parties and, to the extent received by KMGG, shall be promptly accounted for and transmitted to a Contributing Party or Anadarko. The Parties acknowledge that because of cash management systems in place, all monies, proceeds, receipts, credits and income attributable to the KMGG Assets, to the extent actually received by KMGG or a Contributing Party prior to the Closing Date, will have already been transmitted to a Contributing Party or Anadarko and therefore that all monies, proceeds, receipts, credits and income attributable to the KMGG Assets from and after the Accounting Time must be transmitted to KMGG.
     (b) In addition, subject to the terms hereof, all invoices, costs, expenses, disbursements and payables attributable to the KMGG Assets (as determined in accordance with GAAP consistent with past practices) (A) for all periods of time at, from and after the Effective Time, shall be the sole obligation of KMGG, and KMGG shall promptly pay or, if paid by any Contributing Party, promptly reimburse such Contributing Party for, same and (B) for all periods of time prior to the Effective Time, shall be the sole obligation of the Contributing Parties, and the Contributing Parties shall promptly pay or, if paid by KMGG or any Recipient Party, promptly reimburse KMGG or such Recipient Party for, same.
     (c) Notwithstanding Section 3.5(b), subject to the terms hereof, (A) all Operating Costs attributable to the operation of the KMGG Assets in the ordinary course of business during the period from the Accounting Time to the Effective Time shall be the sole obligation of KMGG, and (B) KMGG shall promptly pay or, if paid by any Contributing Party, promptly reimburse such Contributing Party for, same, but in each case only up to the amount of all monies, proceeds, receipts, credits and income attributable to the KMGG Assets actually received by KMGG attributable to the operation of the KMGG Assets during the period from the Accounting Time to the Effective Time.
     (d) Other than Operating Costs (to the extent provided in Section 3.5(c)), the Contributing Parties shall be solely responsible for, and shall indemnify and hold the Partnership Indemnified Parties harmless from and against, all invoices, costs, expenses, disbursements, payables and Losses paid, incurred or suffered by the Contributing Parties, the Partnership Indemnified Parties, KMGG or the KMGG Assets arising out of or attributable to the ownership or operation of the KMGG Assets during the period from the Accounting Time to the Effective Time. The indemnification provided in this Section 3.5(d) is in addition to, and is not subject to the provisions of, the indemnification in Article IX, including any limitations or Deductible therein.

     (e) Any amounts owing to KMGG or a Party in accordance with Section 3.5(a), (b), (c) or (d) shall be settled among KMGG and the Parties promptly. For avoidance of doubt, adjustments and other payments pursuant to this Section 3.5 shall not constitute adjustments of the Cash Consideration, Unit Consideration or GP Consideration.
     (f) For a period of six months following the Closing Date, the Parties shall grant to each other full access to all relevant books and records and relevant personnel to allow each of them to confirm the payments made under this Section 3.5, but only to the extent the granting Party may do so without breaching any contractual restriction binding on such Party, provided that such Party will use commercially reasonable methods to have such restriction(s) waived for such purpose.
     Section 3.6 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to KMGG or the KMGG Assets (in each of the foregoing cases, to the extent the same constitute Operating Costs) shall be prorated between KMGG, on the one hand, and the Contributing Parties, on the other hand, with the Contributing Parties being responsible for amounts related to the period up to but excluding the Accounting Time and KMGG being responsible for amounts related to the period at and after the Accounting Time. If the final real property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANADARKO AND THE
CONTRIBUTING PARTIES
     Anadarko and the Contributing Parties, jointly and severally, hereby represent and warrant to the Recipient Parties as follows:
     Section 4.1 Organization. Each Contributing Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite entity power and authority to own the KMGG Interest. KMGG is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite entity power and authority to own, operate and lease its assets and to carry on its business as now conducted, and is duly qualified to do business as a foreign entity in each jurisdiction where its assets are located or its business is conducted.
     Section 4.2 Authorization; Enforceability. Each Contributing Party has, as appropriate, full corporate or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Contributing Party Ancillary

Documents to which it is a party. The execution, delivery, and performance by each Contributing Party of this Agreement and the Contributing Party Ancillary Documents, and the consummation by such Contributing Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action of the Contributing Parties. This Agreement has been duly executed and delivered by each Contributing Party and constitutes (and each Contributing Party Ancillary Document executed or to be executed by each Contributing Party has been, or when executed will be, duly executed and delivered by such Contributing Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of such Contributing Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     Section 4.3 No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 4.4, the execution and delivery by each Contributing Party of this Agreement and the other Contributing Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of, or allow or give to others any right to exercise any rights or remedies under, such Contributing Party’s organizational documents or any material agreement or instrument to which it is a party or by which it is bound, or the KMGG LLC Agreement or any other organizational document of KMGG, (ii) violate any Law applicable to any Contributing Party, the KMGG Assets or KMGG, or (iii) violate, result in any breach of, or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the KMGG Assets or the KMGG Interest pursuant to, the KMGG Contracts or any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties or by which any of such assets or properties is bound or affected, except (in the case of (iii) above) for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of such asset or are customarily obtained subsequent to the sale, assignment or contribution thereof, and (b) violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.4 Preference Rights and Transfer Requirements. None of the KMGG Assets, the KMGG Interest, or any portion of any of them is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except as set forth in Schedule 4.4.
     Section 4.5 Litigation. Except as disclosed on Schedule 4.5, (i) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator (or, to the Contributing Parties’ Knowledge, threatened in writing) against a Contributing Party or any of its Affiliates, KMGG, the KMGG Assets or the KMGG Interest or the ownership or operation of any thereof (a) seeking to prevent the consummation of the transactions contemplated hereby, or (b) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (i); and (iii) there is no Order relating to the use or ownership of the KMGG Assets or the KMGG Interest to which a Contributing Party, its Affiliates, or any of the KMGG Assets, the KMGG Interest or KMGG is subject.
     Section 4.6 Title.
     (a) WGRAH has good and valid title to, holds of record and owns beneficially the KMGG Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 4.6(a). There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of KMGG, any other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of KMGG, and there are no agreements or rights of any kind which may obligate KMGG to issue, purchase, redeem or otherwise acquire any of its Equity Interests, other than as expressly set forth in the KMGG LLC Agreement. Except as expressly set forth in the KMGG LLC Agreement (a true, correct and complete copy of which has been provided to the Recipient Parties), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of KMGG. The KMGG Interest is duly authorized, validly issued and outstanding and fully paid, and was issued free of preemptive rights and in compliance with applicable Laws. Immediately after the Closing, the Recipient Parties will own, beneficially and of record, the KMGG Interest. WGRAH is the sole member of KMGG, has not resigned as such, and has taken no action, and no event has occurred and no circumstances exist, that would cause it to cease to be a member. As the sole member of KMGG, WGRAH is in compliance with and has performed its obligations under the KMGG LLC Agreement.
     (b) Except as set forth on Schedule 4.6(b), KMGG is the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which are located any KMGG Assets sufficient to enable KMGG to use or operate the KMGG Assets in substantially the same manner that the KMGG Assets were used and operated by KMGG immediately prior to the Closing Date. A true and complete list of all material KMGG Surface Contracts is set forth on Schedule 4.6(b). KMGG has good and valid title in fee to all real property and interests in real property constituting part of the KMGG Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the KMGG Assets, in each case except as would not have a Material Adverse Effect. KMGG owns all such KMGG Surface Contracts, real property and interests in real property free and clear of any Liens other than Permitted Liens. KMGG has good and marketable title to all tangible personal property included in the KMGG Assets, free and clear of all Liens other than Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice.

     Section 4.7 Taxes and Assessments.
     (a) KMGG. Except as set forth on Schedule 4.7(a), with respect to KMGG (i) all Tax Returns required to be filed have been duly filed on a timely basis with the appropriate Tax Authority, and are true, correct and complete in all material respects, (ii) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (iii) there are no Liens on any of the assets of KMGG that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (v) no Tax Returns are now under audit or examination by any Tax Authority, (vi) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (vii) no written claim has been made by any Tax Authority in a jurisdiction where KMGG does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (viii) KMGG is not a party to any Tax-Sharing Agreement, or is otherwise liable for the Taxes of any other Person (including as a transferee or successor), (ix) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect KMGG, and (xi) KMGG has not, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.
     (b) Tax Classification. KMGG is disregarded as an entity separate from its owner for federal income tax purposes. The classification for federal income tax purposes of KMGG will not change after the Closing by reason of any action taken by any of the Contributing Parties on or before the Closing Date or by reason of any action taken on or before the Closing Date by any Person who was at the time such action was taken an Affiliate of any of the Contributing Parties.
     (c) Qualifying Income. In the 12 month period ended December 31, 2009, more than 90% of the gross income (as determined for federal income tax purposes) of the businesses conducted by KMGG was qualifying income, within the meaning of Section 7704(d) of the Code. The Contributing Parties expect that more than 90% of the gross income of the business that is to be conducted by KMGG in 2010 will be such qualifying income, provided that no significant change occurs after the Closing Date with respect to the methods by which the KMGG Assets generate revenue. No action has been taken, or is contemplated, by any Contributing Party or KMGG that is expected to result in a significant change in the methods by which the KMGG Assets generate revenue.
     Section 4.8 Compliance With Laws. Except as set forth in Schedule 4.8, the KMGG Assets, the KMGG Interest and KMGG are, and the ownership and operation of KMGG, the KMGG Interest and the KMGG Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to KMGG, the KMGG Interest or the KMGG Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, the Contributing Parties make no representation or warranty, express or implied, under this Section 4.8 relating to any Environmental Activity or Environmental Law, which are addressed in Section 4.9.

     Section 4.9 Environmental Matters. To the Knowledge of the Contributing Parties, except as set forth on Schedule 4.9:
     (a) The operations of KMGG are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
     (b) The Contributing Parties and KMGG have not caused or allowed the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the KMGG Assets, except in accordance with all applicable Environmental Laws;
     (c) None of the Contributing Parties or KMGG is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws relating to the KMGG Assets and requiring remediation or the payment of a fine or penalty; and
     (d) None of the Contributing Parties or KMGG is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the KMGG Assets.
     Section 4.10 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Contributing Parties or any Affiliate thereof who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.11 Permits. Except as set forth in Schedule 4.11, KMGG has obtained and is maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, authorizations, permissions and approvals of all Governmental Entities necessary or desirable for the lawful ownership, lease and operation of KMGG and its business and assets (the "KMGG Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect, in compliance with all Laws and the terms and conditions of such KMGG Permits. Except as set forth in Schedule 4.11, no KMGG Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All KMGG Permits that are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of KMGG or the KMGG Assets shall be deemed included under the warranty in this Section.

     Section 4.12 Contracts. Schedule 4.12 sets forth a complete and accurate list of all material KMGG Contracts. The Contributing Parties have provided true, correct and complete copies of all material KMGG Contracts to the Recipient Parties. None of KMGG, any Contributing Party nor, to the Knowledge of the Contributing Parties, any other Person, is in default under any material KMGG Contract except as disclosed on Schedule 4.12. Except as set forth in Schedule 4.12, each material KMGG Contract (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of KMGG, any applicable Contributing Party and, to the Knowledge of the Contributing Parties, the other parties thereto, in each case enforceable in accordance with its terms. Except as disclosed on Schedule 4.12, there are no material Contracts with Affiliates of a Contributing Party that will be binding on KMGG or any of its assets after Closing. Except as set forth in Schedule 4.12, KMGG is not, no Contributing Party is and, to the Knowledge of the Contributing Parties, no other party is in breach of any KMGG Contract, no notice of default or breach has been received or delivered by KMGG or any Contributing Party under any KMGG Contract, the resolution of which is currently outstanding, and there are no current notices received by KMGG or any Contributing Party of the exercise of any premature termination, price redetermination, market-out or curtailment of any KMGG Contract.
     Section 4.13 Condition of Assets(a) . There are no material structural defects relating to any of the KMGG Assets, and the KMGG Assets are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of the KMGG Assets consistent with past business practices. To the Knowledge of the Contributing Parties, all improvements to the real property owned or used in connection with the KMGG Assets do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of the KMGG Assets). There is no pending or, to the Knowledge of the Contributing Parties, threatened condemnation of any part of the KMGG Assets by any Governmental Entity which would have a material adverse effect on the ownership or operation of the KMGG Assets.
     Section 4.14 Matters Relating to KMGG. KMGG owns no Equity Interest in any Person, is party to no contracts other than the KMGG Contracts, has no material assets other than the KMGG Assets described in Exhibits A, B and C, and has no material liabilities or obligations of any kind or character other than those set forth on Schedule 4.14, all of which arise out of its construction and/or ownership of the KMGG Assets or status as a party to the KMGG Contracts.
     Section 4.15 No Undisclosed Liabilities; Accuracy of Data.
     (a) To the Knowledge of the Contributing Parties, all information that has been made available to the Recipient Parties and their representatives by any Contributing Party or any of their directors, partners, officers, employees, agents, advisors or representatives in connection with this negotiation and execution of this Agreement and the transactions contemplated hereby, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.
     (b) Schedule 4.15 sets forth all bonds, letters of credit and guarantees posted as of the date of this Agreement by KMGG or any Contributing Party with any Governmental Entity or third Person relating to the KMGG Assets.
     Section 4.16 Absence of Certain Changes. Since December 31, 2009, (i) the KMGG Assets and KMGG have been operated only in the ordinary course of business consistent with past practices of the Contributing Parties and KMGG, (ii) there has not been any material damage, destruction or loss with respect to KMGG or the KMGG Assets, and (iii) except as disclosed on Schedule 4.16, neither KMGG nor the KMGG Assets have become subject to any material obligation or liability, other than those contained in approved budgets, true and complete copies of which have been delivered to the Recipient Parties, incurred in the ordinary course of business consistent with past practice since December 31, 2009, or otherwise permitted under this Agreement to be incurred between the date hereof and the Closing Date.
     Section 4.17 Sufficiency of the Assets.
     (a) The KMGG Assets constitute all of the assets related to the ownership, use and operation of the Wattenberg Gathering System and are sufficient to permit KMGG to own and operate the Wattenberg Gathering System and the Fort Lupton Plant in the manner the business represented thereby was conducted by KMGG on the date of this Agreement and immediately prior to the Closing Date.
     (b) Except as listed on Schedule 4.17, (i) there are no obligations under the terms of the instruments creating the possessory interests of KMGG in the KMGG Assets requiring the payment of any money to permit the continued use of the rights granted by such instruments and (ii) there are no provisions permitting the termination of any instrument creating the possessory interests of KMGG in the KMGG Assets prior to the abandonment of the improvements thereon established by the respective instruments or unless such termination is caused by the occurrence of an event of default under the terms of such instruments, in each case outside the ordinary course of business or that would have a Material Adverse Effect.
     Section 4.18 Regulatory Matters.
     (a) KMGG is not regulated as a “common carrier” under applicable Law;
     (b) The assets of KMGG are intrastate pipelines and not currently subject to regulation by the United States Federal Energy Regulatory Commission; and
     (c) No assets of KMGG were acquired through the use or threatened use of eminent domain by KMGG or a Contributing Party or, to the Knowledge of the Contributing Parties, by any other Person.
     Section 4.19 Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments or budgets of

KMGG which will require any Contributing Party or Recipient Party to make capital contributions to KMGG in respect of the KMGG Interest other than those shown on Schedule 4.19.
     Section 4.20 Insurance. Schedule 4.20 lists all insurance policies separately maintained by (or on behalf of) the Contributing Parties with respect to KMGG, the KMGG Assets and the KMGG Interest.
     Section 4.21 Employees; Labor Relations. KMGG has no employees.
     Section 4.22 Management Projections and Budgets. The projections and budgets provided to the Partnership (including those provided to Tudor, Pickering, Holt & Co., LLC (“TPH”), the financial advisor to the Special Committee), by the Contributing Parties as part of the Partnership’s review in connection with this Agreement have a reasonable basis and are consistent with the Contributing Parties’ management’s current expectations. The other financial and operational information provided by the Contributing Parties to TPH as part of its review of the proposed transaction for the Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the Contributing Parties’ and KMGG’s books and records.
     Section 4.23 Investment. The Contributing Parties (which for purposes of this Section include any Anadarko Entity designated by Anadarko to receive any portion of the Unit Consideration) are not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities Laws. The Contributing Parties are familiar with investments of the nature of the Unit Consideration, understand that this investment involves substantial risks, have adequately investigated the Partnership and the Unit Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in acquiring the Unit Consideration, and are able to bear the economic risks of such investment. The Contributing Parties have had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, have received all materials, documents and other information that the Contributing Parties deem necessary or advisable to evaluate the Partnership and the Unit Consideration, and have made their own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including their own estimate of the value of the Unit Consideration. The Contributing Parties have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as the Contributing Parties deem adequate. The Contributing Parties acknowledge that the common units constituting the Unit Consideration have not been registered under applicable federal and state securities laws and that the such common units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such common units will bear a legend to the foregoing effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES
     The Recipient Parties, jointly and severally, hereby represent and warrant to the Contributing Parties as follows:
     Section 5.1 Organization of Recipient. Each Recipient Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization, and has all requisite entity power and authority to own the KMGG Interest.
     Section 5.2 Authorization; Enforceability. Each Recipient Party, as appropriate, has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Recipient Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents and the consummation by such Recipient Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of the Recipient Parties. This Agreement has been duly executed and delivered by each Recipient Party and constitutes (and each Recipient Party Ancillary Document executed or to be executed by each Recipient Party has been, or when executed will be, duly executed and delivered by such Recipient Party and constitutes), or when executed and delivered will constitute, a valid and legally binding obligation of the Recipient Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     Section 5.3 No Conflicts. The execution and delivery by each Recipient Party of this Agreement and the other Recipient Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of such Recipient Party’s organizational documents or any agreement or instrument to which it is a party or by which it is bound, or (ii) violate any Law applicable to such Recipient Party, except in the case of (ii) above for violations which would not have a material adverse effect on such Recipient Party’s ability to consummate the transactions contemplated by this Agreement.
     Section 5.4 Litigation. Except as set forth in Schedule 5.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or, to the Recipient Parties’ Knowledge, threatened in writing against any Recipient Party or any of its Affiliates which are reasonably likely to impair materially the ability of the Recipient Parties to perform their obligations under this Agreement or the Recipient Party Ancillary Documents.
     Section 5.5 Brokers’ Fees. Except for TPH, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Recipient Parties or any of their Affiliates who is entitled to receive from any Party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.6 Investment. The Recipient Parties are not acquiring the KMGG Interest with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any state securities Laws. The Recipient Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the KMGG Interest. The Recipient Parties acknowledge that the KMGG Interest has not been registered under applicable federal and state securities Laws and that the KMGG Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business. Except as specifically provided in this Agreement or as expressly agreed to in writing by the Partnership, during the period from the date of this Agreement until the Closing, each Contributing Party shall (i) cause KMGG to own, operate and maintain the KMGG Assets in all material respects according to its usual and ordinary course of business consistent with past practice, (ii) cause KMGG to conduct its operations in all material respects according to its usual and ordinary course of business consistent with its past practice and (iii) cause KMGG to preserve intact its assets and its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as expressly agreed to in writing by the Partnership, the Contributing Parties shall not agree to, promote, or vote or cause to be voted the KMGG Interest in favor of, or permit KMGG to:
     (a) declare, set aside or pay any dividends, or make any distributions, in respect of its Equity Interests; or repurchase, redeem or otherwise acquire any such Equity Interests;
     (b) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person or other entity;
     (c) make any change in its organizational documents or governing instruments;
     (d) purchase any securities of any Person, except short-term debt securities of governmental entities, or make any investment in any corporation, partnership, joint venture or other business enterprise;
     (e) increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice;

     (f) (i) issue or sell any membership interests or other Equity Interests in KMGG, (ii) amend any of the terms of any such interests outstanding as of the date hereof, or (iii) admit any new members;
     (g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring, or other reorganization; or
     (h) make any capital commitments or other expenditure commitments or change any budgets of KMGG which will require any Recipient Party to make any capital contributions to KMGG in respect of the KMGG Interest other than those shown on Schedule 4.19.
     Section 6.2 Access. From the date of this Agreement until the Closing Date, each Contributing Party shall (and, as applicable, shall cause KMGG to), upon reasonable advance notice by the Partnership, (i) provide each Recipient Party and its representatives reasonable access, during normal business hours, to the KMGG Assets and KMGG and (ii) furnish to each Recipient Party such documents and information in the possession or control of Contributing Parties concerning the KMGG Assets, KMGG and the KMGG Interest, as the Partnership from time to time may reasonably request, but only to the extent that Contributing Parties may comply with the covenants in clause (i) and (ii) above without breaching any confidentiality obligation or other contractual restriction binding on any Contributing Party.
     Section 6.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII, to the extent that the fulfillment of such conditions is within the control of such Party; provided, however, that in no event shall any Party or its Affiliates be required to divest any interest that they may have in any material assets or business.
     Section 6.4 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit or guarantees, if any, set forth on Schedule 4.15 posted by any Contributing Party with any Governmental Entity or third Person and relating to the KMGG Interest are to be transferred to the Recipient Parties. The Recipient Parties shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of a Recipient Party, replacements for such bonds, letters of credit and guarantees, and shall use commercially reasonable efforts to cause, effective on or promptly after the Closing, the cancellation or return to the Contributing Parties of such bonds, letters of credit and guarantees posted by such Contributing Party, but only to the extent such replacements are necessary or required under the KMGG Contracts or by applicable Law.
     Section 6.5 General Matters. The Recipient Parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Contributing Parties’ conditions to closing in Section 7.3. Anadarko and the Contributing Parties

shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Recipient Parties’ conditions to closing in Section 7.2.
     Section 6.6 KMGG Interest Matters. Until the Closing, WGRAH will not resign as the sole member of KMGG.
     Section 6.7 Required Consents. In the event any of the KMGG Asset Required Consents have not been obtained, made or complied with as of the Closing, the Contributing Parties will, and will cause their Affiliates to, obtain, make or comply with promptly after Closing any such KMGG Asset Required Consents.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
     (b) Legality of Transactions. No action shall have been taken nor any Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
     (c) Opinion of Financial Advisor to Special Committee. The Special Committee shall have received the opinion, in form and substance satisfactory to the Special Committee, of TPH, the financial advisor to the Special Committee, that the transactions contemplated by this Agreement are fair to the Partnership from a financial point of view, and such opinion shall not have been withdrawn.
     Section 7.2 Conditions to the Recipient Parties’ Obligation to Close. The obligation of the Recipient Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in its sole discretion), at or prior to the Closing, of each of the following conditions:
     (a) Preference Rights and Transfer Requirements. With respect to each Preference Right, (i) each holder of such Preference Right has waived such Preference Right or (ii) the time in which such Preference Right may be exercised has expired and no suit, action or other proceeding has been initiated by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce such Preference Right. All Transfer Requirements related to the KMGG Interest have been complied with or otherwise satisfied.

     (b) Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of Anadarko and the Contributing Parties by an officer of Anadarko.
     (c) Performance of Obligations. The Contributing Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Contributing Parties under this Agreement prior to or on the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of the Contributing Parties by an officer of Anadarko (such certificate, together with the certificate described in Section 7.2(b), the “Contributing Party Closing Certificate”).
     (d) Contributing Party Ancillary Documents. The Contributing Parties shall have delivered, or caused to be delivered, to the Recipient Parties the Contributing Party Ancillary Documents required under Section 3.2.
     Section 7.3 Conditions to the Contributing Parties’ Obligation to Close. The obligation of the Contributing Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Anadarko), at or prior to the Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Recipient Parties set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner.
     (b) Performance of Obligations. The Recipient Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Recipient Parties under this Agreement prior to or on the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner (such certificate, together with the certificate described in Section 7.3(a), the “Recipient Party Closing Certificate”).
     (c) Recipient Party Ancillary Documents. The Recipient Parties shall have delivered, or caused to be delivered, to the Contributing Parties the Recipient Party Ancillary Documents required under Section 3.3.

     (d) Delivery of Consideration. The Recipient Parties shall have delivered the Cash Consideration, the Unit Consideration and the GP Consideration in accordance with Section 3.3.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination.
     (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (i) by mutual written consent of Anadarko and the Partnership;
     (ii) by either Anadarko or the Partnership if the Closing has not occurred within 90 days of the date of this Agreement (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose Affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
     (iii) by either Anadarko or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
     (iv) by Anadarko in the event of a breach by any Recipient Party, or by the Partnership in the event of a breach by Anadarko or any Contributing Party, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(c), Section 7.3(a) or Section 7.3(b), as applicable, and (B) cannot be or has not been cured by the earlier of (1) 20 days following receipt by the breaching party of written notice of such breach or (2) the Business Day immediately preceding the Termination Date.
     (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     Section 8.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of any intentional material breach of any term or provision hereof.

ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival.
     (a) The representations and warranties in this Agreement shall survive the Closing until the applicable dates specified in Sections 9.1(b) and 9.1(c) and regardless of any inspection or investigation by or on behalf of the Recipient Parties or the Contributing Parties, respectively; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article IX that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.
     (b) The liability of Anadarko and the Contributing Parties for the breach of any of the representations and warranties of Anadarko and the Contributing Parties set forth in Article IV shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before 18 months after the Closing Date; provided, however, that (i) the representations and warranties in Section 4.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before 24 months after the Closing Date; and (ii) the representations and warranties set forth in Sections 4.1, 4.2 and 4.7 shall not be limited as to time other than the applicable statute of limitations.
     (c) The liability of the Recipient Parties for the breach of any of the representations and warranties of the Recipient Parties set forth in Article V shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to the Partnership on or before 18 months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall not be limited as to time other than the applicable statute of limitations.
     Section 9.2 Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of the Recipient Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold Anadarko and the Contributing Parties and their respective Affiliates (other than any of the Partnership Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with Anadarko and the Contributing Parties, the "Anadarko Indemnified Parties”) harmless from and against any and all Losses, suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of the Recipient Parties in this Agreement (which for this purpose is deemed not to include Exhibit D or Exhibit G), and (b) any breach of any agreement or covenant on the part of the Recipient Parties in this Agreement.
     Section 9.3 Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 9.3, the representations and warranties of Anadarko and the Contributing Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Anadarko shall indemnify and hold the Recipient Parties and their respective Affiliates (other than any of the Anadarko Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipient Parties, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to:
     (a) subject to Section 9.1, any breach of a representation or warranty of Anadarko or the Contributing Parties in this Agreement (which for this purpose is deemed not to include Exhibit D or Exhibit G);
     (b) any breach of any agreement or covenant on the part of Anadarko or the Contributing Parties in this Agreement;
     (c) (i) any Environmental Activity related to, any costs of compliance with, failure to comply with, penalties under or other costs related to compliance with, the Consent Order issued in 1992 to Panhandle Eastern Pipeline by the Colorado Oil and Gas Conservation Commission (the “COGCC”) that encompasses (among other things) the remediation plans associated with the Brighton, Dougan, Fort Lupton, Frederick, Hambert, Hudson, and Vollmar Compressor Plants and the Platteville Liquids Terminal; and (ii) any Environmental Activity related to any Releases prior to the Closing from or relating to, or the presence of any Hazardous Substance prior to the Closing on or relating to, the Fort Lupton Plant or the Wattenberg Gathering System, including any plumes (onsite or which extend offsite) or inaccessible soils, any matters included within the Voluntary Clean Up Program under the direction of the Colorado Department of Public Health and Environment, and any COGCC regulated groundwater remediation projects;
     (d) all Tax liabilities (i) attributable to the ownership or operation of the KMGG Interest prior to the Closing Date, or (ii) with respect to KMGG, arising under Treasury Regulation Section 1.1502-6 and any similar Law, by contract, as successor or transferee or otherwise and which Tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;
     (e) (i) any delivery or non-delivery of Hydrocarbons to, or processing, recovery, treatment, blending or stabilization of, or other process applied to, Hydrocarbons at, by or relative to, the Wattenberg Plant, and any payment or failure to pay with respect thereto, in each case whether occurring prior to or after the Closing Date, and (ii) any breach or violation of, or any payment or failure to pay under, or accounting or settlements under, or revisions to or errors with respect to accounting or settlements under, or otherwise relative to, the Plant Accounting Agreement, the Percentage of Proceeds Contract, the Keep Whole Contract or any other contracts or agreements relative to the Wattenberg Plant, in each case whether occurring prior to or after the Closing Date;
     (f) (i) any breach or violation of, default under, failure to comply with, or penalty related to the Consent Decree entered in United States v. Kerr-McGee Corporation, Civil Action No. 07-CV-01034-WDM-MJW, in the United States District

Court for the District of Colorado (the “Consent Decree”) that is related to any facility covered by the Consent Decree other than the KMGG Assets or assets that are otherwise owned by the Partnership, (ii) any breach or violation of, default under, failure to comply with, or penalty related to the Consent Decree that is related to the KMGG Assets and that occurred prior to Closing and (iii) to the extent incurred within three years after the Closing Date, any costs of compliance with, failure to comply with, penalties under or other costs related to compliance with the Consent Decree of the KMGG Assets; or
     (g) the failure to obtain, make or comply with any KMGG Asset Required Consents.
     Section 9.4 Demands. The Indemnified Party agrees that within 30 days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the "Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 9.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.
     Section 9.5 Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified

Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.
     Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
     Section 9.6 Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article IX, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.6, unless otherwise required by Law or the listing standards of the New York Stock Exchange or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.
     Section 9.7 Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense, within 30 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (i) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (ii) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.
     Section 9.8 Limitations on Indemnification.

     (a) To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a) (other than for Losses related to a breach of the representations and warranties in Section 4.6), Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds 1% of the sum of (i) the Cash Consideration, plus (ii) the dollar value of the Unit Consideration on the Closing Date, plus (iii) the dollar value of the GP Consideration on the Closing Date (with each general partner unit being deemed for this purpose to have the same value as a common unit) (the sum of (i), (ii) and (iii) being the “Aggregate Consideration”) (the “Deductible”), and then only to the extent of any such excess.
     (b) In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a), Anadarko shall not be liable for such Losses that exceed, in the aggregate, 25% of the Aggregate Consideration less the Deductible.
     (c) Notwithstanding Section 9.8(a) and (b), to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(b), 9.3(c), 9.3(d), 9.3(e), 9.3(f) or 9.3(g) or for claims arising from fraud, Anadarko shall be fully liable for such Losses without respect to the Deductible in Section 9.8(a) and the limitations in Section 9.8(b).
     (d) To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for such Losses that exceed, in the aggregate, 10% of the Aggregate Consideration less the Deductible.
     (e) Notwithstanding Section 9.8(d), to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(b) or for claims arising from fraud, the Partnership shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 9.8(d).
     Section 9.9 Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article IX contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV and Article V and in the covenants in this Agreement to be performed prior to Closing, in each case other than claims or causes of action arising from fraud. All references in this Article IX to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing by the Contributing Parties pursuant to Section 3.2(b) and by the Recipient Parties pursuant to Section 3.3(e).
     Section 9.10 Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN

EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. ANADARKO AND THE CONTRIBUTING PARTIES AND THE RECIPIENT PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF ANADARKO AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
ARTICLE X
ADDITIONAL AGREEMENTS
     Section 10.1 Further Assurances. The Contributing Parties hereby agree that, from time to time, at the request of a Recipient Party and without further consideration, they will execute and deliver to the Recipient Parties such other deeds, bills of sale, instruments of conveyance, assignment and transfer, and notices, affidavits and acknowledgements, and take such action as the Recipient Parties may reasonably require to effectively convey, transfer, and assign to the Recipient Parties, and to put the Recipient Parties in possession of the KMGG Interest. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Expenses. Except as provided in Section 3.4, or as provided in the Ancillary Documents, regardless of whether the transactions contemplated in this Agreement occur, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.
     Section 11.2 Notices. Any notice or other communication to be given under this Agreement by any Party to another shall be in writing and shall be (i) delivered personally, (ii) sent by courier service requiring acknowledgement of receipt, or (iii) sent by facsimile transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer-back, and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notices or other communications shall be directed to the following addresses:
     Notices to Anadarko:

Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Senior Vice President, General Counsel
                 and Chief Administrative Officer
Facsimile No.: (832) 636-0547
Notices to any of the Contributing Parties:

Western Gas Resources, Inc.
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
WES GP, Inc.
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
WGR Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
WGR Asset Holding Company LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-6001
Notices to any of the Recipient Parties:

Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001

Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President and Chief Executive Officer
Facsimile No.: (832) 636-6001
Western Gas Operating, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President and Chief Executive Officer
Facsimile No.: (832) 636-6001
WGR Operating, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001
with copies (which shall not constitute notice) to:

Special Committee of the Board of Directors of Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001
Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gary W. Orloff
Facsimile No.: (713) 221-2166
     Any Party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.2.
     Section 11.3 Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 11.4 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas,

excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transaction contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for express language with respect to the Partnership Indemnified Parties and the Anadarko Indemnified Parties contained in the indemnification provisions of Article IX.
     Section 11.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.
     Section 11.7 No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
     Section 11.9 Integration. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.

     Section 11.10 Determinations by the Partnership. Whenever a determination, decision or approval by the Partnership is called for in this Agreement, such determination, decision or approval must be authorized by the Special Committee.
     Section 11.11 Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RECIPIENT PARTIES:

WESTERN GAS PARTNERS, LP
By:	Western Gas Holdings, LLC,
its General Partner

	By:	/s/ Donald R. Sinclair

	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

WESTERN GAS HOLDINGS, LLC

	By:	/s/ Donald R. Sinclair

	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

WESTERN GAS OPERATING, LLC

	By:	/s/ Donald R. Sinclair

	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

WGR OPERATING, LP
By:	Western Gas Operating, LLC,
its General Partner

	By:	/s/ Donald R. Sinclair

	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer
Signature Page to Contribution Agreement

CONTRIBUTING PARTIES:

WESTERN GAS RESOURCES, INC.

By:	/s/ R.A. Walker

Name:	R.A. Walker
Its:	Chairman of the Board and President

WGR HOLDINGS, LLC

By:	/s/ R.A. Walker

Name:	R.A. Walker
Its:	President

WGR ASSET HOLDING COMPANY LLC

By:	/s/ R.A. Walker

Name:	R.A. Walker
Its:	President

WESTERN GAS HOLDINGS, LLC

By:	/s/ Donald R. Sinclair

Name:	Donald R. Sinclair
Its:	President and Chief Executive Officer

WES GP, INC.
By:	/s/ R.A. Walker

Name:	R.A. Walker
Its:	President
Signature Page to Contribution Agreement

     Executed by Anadarko Petroleum Corporation, solely for purposes of its obligations and rights under Article II, Section 3.5, Article IV, Section 6.5, Article VIII, Article IX and Article XI of this Agreement.

ANADARKO PETROLEUM CORPORATION

By:	/s/ R.A. Walker

Name:	R.A. Walker
Its:	President and Chief Operating Officer
Signature Page to Contribution Agreement